Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2005, in the Registration Statement (Form S-3) and related Prospectus of Axsys Technologies, Inc. for the registration of shares of its common stock.

We also consent to the incorporation by reference therein of our report dated February 8, 2005, with respect to the consolidated financial statements and schedule of Axsys Technologies, Inc. for the years ended December 31, 2004, 2003 and 2002, included in the Annual Report (Form 10-K) for 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut
August 10, 2005